UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 7, 2018
Date of Report (Date of earliest event reported)

Green Hygienics Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

NEVADA	000-54338	26-2801338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13795 Blaisdell Place, Suite 202, Poway, CA		92064
(Address of Principal Executive Offices)		(Zip Code)

1 (855) 802-0299
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with his appointment as our Senior Vice President of Business development and as a Director, we entered into a Consulting Agreement with Mr. Matthew Dole on September 7, 2018. The agreement is effective as at September 1, 2018 and is effective for a term of two years with a provision for a four year extension upon mutual agreement. The Agreement may be terminated at any time by either party by giving 30 days written notice of termination. As full consideration for the consulting services to be provided, the Company will pay Mr. Dole twenty-five hundred dollars ($2,500) monthly plus 100,000 common shares annually. The company will pay all business expenses and Annual Performance Bonuses and remuneration will be assessed bi-annually and subject to approval by the Board of Directors.

In connection with his appointment as our Chief Technology Officer, we entered into a Consulting Agreement with Mr. Jeff Palumbo on September 7, 2018. The agreement is effective as at August 1, 2018 and is effective for a term of two years with a provision for a four year extension upon mutual agreement. The Agreement may be terminated at any time by either party by giving 30 days written notice of termination. As full consideration for the consulting services to be provided, the Company will pay Mr. Palumbo twenty-five hundred dollars ($2,500) monthly. Upon completion a minimum of a one million dollar financing the company will increase the payment to five thousand dollars ($5,000) monthly. Upon completion of a five million dollar or more financing or profitable operations the company will increase the amount to a mutually agreed monthly figure that reflects the market rate for the services provided. The company will pay all business expenses and Annual Performance Bonuses and remuneration will be assessed bi-annually and subject to approval by the Board of Directors.

Item 8.01 Other Events

Effective September 10, 2018, the company moved its Head Office to 13795 Blaisdell Place, Suite 202, Poway, California.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN HYGIENTICS HOLDINGS, INC.

Dated: September 12, 2018	By:	/s/ Ronald Loudoun
Ronald Loudoun,
Principal Executive Officer, Principal Accounting Officer,
Chief Financial Officer, Secretary, Chairman of the Board

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